                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                               ENDED AUGUST 31,                ENDED AUGUST 31,
                                                          -----------------------          ----------------------
                                                            2000          1999               2000         1999
                                                          --------      ---------          --------     ---------
NET INCOME:
   Income before extraordinary loss and change
     in accounting principle..........................    $    5,151    $    5,957         $  14,978     $  16,455
   Extraordinary loss.................................            --          (533)             (110)       (2,117)
   Change in accounting principle.....................            --            --              (542)           --
                                                          ----------    ----------         ---------      ---------
     Net income.......................................    $    5,151    $    5,424         $  14,326      $  14,338
                                                          ==========    ==========         =========      =========

COMMON SHARES:
   Weighted average number outstanding................         9,310         9,774             9,508          9,742
   Number issued upon assumed exercise
     of outstanding stock options and stock...........            69           265               103            295
                                                          ----------    ----------         ---------      ---------
   Weighted average and dilutive potential
    number outstanding................................         9,379        10,039             9,611         10,037
                                                          ==========    ==========         =========      =========

NET INCOME ( LOSS) PER COMMON SHARE:
    Basic:
      Income before extraordinary loss and change
        in accounting principle.......................    $      .55     $     .61         $    1.58      $    1.69
      Extraordinary loss..............................            --          (.05)             (.01)          (.22)
      Change in accounting principle..................            --            --              (.06)            --
                                                          ----------    ----------         ---------      ---------
          Total basic.................................    $      .55     $     .56         $    1.51      $    1.47
                                                          ==========    ==========         =========      =========
    Diluted:
      Income before extraordinary loss and change
       in accounting principle........................    $      .55     $     .59         $    1.56      $    1.64
      Extraordinary loss..............................            --          (.05)             (.01)          (.21)
      Change in accounting principle..................            --            --              (.06)            --
                                                          ----------    ----------         ---------      ---------
          Total diluted...............................    $      .55     $     .54         $    1.49      $    1.43
                                                          ==========    ==========         =========      =========

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